Exhibit 99.1
Revised Consolidated Statement of Income

Dresser-Rand Group, Inc.
Consolidated Statement of Income
($ in millions, except per share amounts)

	Fourth Quarter		Year
	2007	2006	2007	2006

Net sales of products	$425.8	$387.2	$1,339.5	$1,210.7
Net sales of services	94.3	88.5	325.5	290.8
Total revenues	520.1	475.7	1,665.0	1,501.5
Cost of products sold	315.3	278.9	989.5	900.5
Cost of services sold	64.8	55.8	226.6	197.3
Cost of sales	380.1	334.7	1,216.1	1,097.8
Gross profit	140.0	141.0	448.9	403.7
Selling and administrative expenses (fourth quarter and year 2006 include $6.7 and $23.6, respectively, of stock based compensation - exit units)	59.7	67.9	239.0	228.8
Research and development expenses	2.6	2.6	12.8	10.4
Curtailment amendment	-	-	-	(11.8)
Income from operations	77.7	70.5	197.1	176.3
Interest expense, net	(6.7)	(10.9)	(36.8)	(47.9)
Other (expense) income, net	(1.9)	2.0	7.3	8.9
Income before income taxes	69.1	61.6	167.6	137.3
Provision for income taxes	25.3	28.7	60.9	58.5
Net income	$43.8	$32.9	$106.7	$78.8
Net income per common share-basic and diluted	$0.51	$0.38	$1.25	$0.92
Weighted average shares outstanding - (In Thousands)
Basic	85,482	85,464	85,470	85,453
Diluted	85,724	85,464	85,586	85,453

Exhibit 99.1 (contd.)
Revised Consolidated Statement of Cash Flow

Dresser-Rand Group, Inc.
Consolidated Statement of Income
($ in millions)

	Year
	2007	2006
Cash flows from operating activities
Net income	$106.7	$78.8
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	49.3	50.4
Stock-based compensation	8.1	26.0
Deferred income taxes	(1.7)	14.1
Amortization of debt financing costs	6.9	5.7
Provision for losses on inventory	0.4	0.6
(Gain) loss on sale of property, plant and equipment	(0.6)	0.4
Curtailment amendment	-	(11.8)
Working capital and other
Customer advances	93.9	48.2
Accounts payable	30.1	6.3
Accounts receivable	2.4	(28.2)
Inventories	(71.6)	(35.2)
Other	(7.9)	8.8
Net cash provided by operating activities	216.0	164.1

Cash flows from investing activities
Capital expenditures	(23.7)	(19.7)
Acquisitions, net of cash	(8.1)	-
Proceeds from sales of property, plant and equipment	5.8	0.2
Net cash used in investing activities	(26.0)	(19.5)

Cash flows from financing activities
Payments of long-term debt	(137.2)	(100.1)
Payments for debt financing costs	(4.5)	-
Proceeds from long-term debt	0.5	-
Proceeds from exercise of stock options	0.4	-
Net cash used in financing activities	(140.8)	(100.1)
Effect of exchange rate changes on cash and cash equivalents	10.2	4.3
Net increase in cash and cash equivalents	59.4	48.8
Cash and cash equivalents, beginning of the period	146.8	98.0

Cash and cash equivalents, end of period	$206.2	$146.8